Exhibit 28 (j)(26) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 193 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our reports, dated September 22, 2016, on Federated Trust for U.S. Treasury Obligations, Federated Institutional Money Market Management, Federated Capital Reserves Fund, Federated Government Reserves Fund and Federated Municipal Trust (six of the portfolios constituting Money Market Obligations Trust) included in the Annual Shareholder Reports for the fiscal year ended July 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 22, 2016